EXHIBIT 10.2

FAMOUS DAVE’S OF AMERICA, INC.

PERFORMANCE SHARE AGREEMENT
(2005-2007 Awards)

PERFORMANCE SHARE AGREEMENT (the “Agreement”) made effective as of February 25, 2005 by and between Famous Dave’s of America, Inc., a Minnesota corporation, having a place of business at 8091 Wallace Road Eden Prairie, MN 55344 (the “Company”), and ___(“Employee”).

WITNESSETH:

WHEREAS, the Company has adopted the Famous Dave’s of America, Inc. [1995 Stock Option and Compensation Plan] [1997 Employee Stock Option Plan] (the “Plan”) to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) believes that entering into this Agreement with Employee is consistent with the stated purposes for which the Plan was adopted.

NOW, THEREFORE, it is agreed as follows:

1.	Grant of Stock.

Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Employee an award to be paid in shares of the Company’s common stock, $.01 par value per share (the “Performance Shares”), on the Vesting Date identified in Exhibit A attached hereto. The number of Performance Shares granted pursuant to this award is set forth in Exhibit A and issuance by the Company of such Performance Shares (i) is contingent upon the Company achieving the performance objectives set forth in Exhibit A; and (ii) is subject to the other terms and conditions and contingencies set forth in such Exhibit and in the Plan.

2.	Rights of Employee.

Employee shall not have any of the rights of a shareholder with respect to the Performance Shares except to the extent that such Performance Shares are issued to Employee in accordance with the terms and conditions of this Agreement and the Plan.

3.	The Plan.

The Performance Share award is granted pursuant to the Plan (including without limitation Section 9 thereof) and is governed by the terms thereof, which are incorporated herein by reference. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.

4.	Administration.

This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control.

5.	Continuation of Employment or Right to Corporate Assets.

Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

6.	Further Assurances.

Each party hereto agrees to execute such further papers, agreements, assignments or documents of title as may be necessary or desirable to affect the purposes of this Agreement and carry out its provisions.

7.	Governing Law.

This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

8.	Entire Agreement; Amendments.

This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to the matters covered herein and shall not be modified except by a writing signed by the party to be charged.

9.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

FAMOUS DAVE’S OF AMERICA, INC.

By:

Name:

Title:

Employee

Exhibit A
to
Performance Share Agreement

Additional Terms and Conditions of Performance Shares

•	Number of Performance Shares subject to the Agreement:

•	Grants of Performance Shares are contingent upon:

(i)	Employee having signed and delivered (either previously or in connection with this grant) a non-competition agreement in form and substance acceptable to the Corporation on or prior to the date of this Agreement.

(ii)	Employee remaining an employee of the Company during all periods prior to the “Vesting Date” (as defined below); and

(iii)	the Company achieving 100% of the cumulative total of the earnings per share goals (as discussed below) for each of fiscal 2005, fiscal 2006 and fiscal 2007 (the “Cumulative EPS Goal”); provided that if the Company fails to achieve 100% of the Cumulative EPS Goal but achieves at least 80% of the Cumulative EPS Goal, then Employee shall be entitled to receive a percentage of the Performance Shares equal to the percentage of the Cumulative EPS Goal achieved by the Company.

If these conditions are satisfied, the Company shall issue the Performance Shares to Employee as soon as reasonably practicable following the Vesting Date.

•	The earnings per share goal for each fiscal year will be determined by the Committee prior to the end of the 1st fiscal quarter of the applicable fiscal year. The actual earnings per share for each fiscal year shall be based on the earnings per share amount for such fiscal year that is set forth in the audited financial statements filed with the Company’s corresponding Annual Report on Form 10-K. Following the Committee’s determination of the earnings per share goal for each fiscal year subject to the Agreement, the Company shall deliver written notice of such earnings per share goal to Employee (unless Employee is no longer of an employee of the Company) and Exhibit B to the Agreement shall be updated to reflect such earnings per share goal.

•	The determination regarding whether the Company has achieved the cumulative total of the earnings per share goals for fiscal 2005, fiscal 2006 and fiscal 2007 will be made upon filing of the Annual Report on Form 10-K for fiscal 2007 (the “Vesting Date”). Performance Shares will be issued, as provided above, if at least 80% of the Cumulative EPS Goal is achieved. No partial issuance of Performance Shares shall be made if an earnings per share goal is achieved in any one or more fiscal years but at least 80% of the Cumulative EPS Goal is not achieved.

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